Exhibit 99.1

                   Sovran Self Storage Reports First
   Quarter Results: Revenues Increase 14%; Portfolio Expands by 11
                              Facilities

    BUFFALO, N.Y.--(BUSINESS WIRE)--May 3, 2006--Sovran Self Storage, Inc. (NYSE:SSS), a self-storage real estate investment trust (REIT), reported operating results for the quarter ended March 31, 2006.
    Net income available to common shareholders for the first quarter of 2006 was $8.0 million or $.45 per diluted share. Net income available to common shareholders for the same period in 2005 was $6.5 million or $.40 per diluted share. Funds from operations per share for the quarter increased 17.6% to $13.3 million or $.75 per fully diluted common share compared to $11.3 million or $.70 per fully diluted share for the quarter ended March 31, 2005. Strong revenue and operating income growth contributed to the Company's performance this quarter.
    During the quarter, the Company acquired six self storage facilities and purchased five more in April for a total cost of $36 million. In April, the Company also made further investments in Locke Sovran I, LLC and Locke Sovran II, LLC, increasing its ownership to over 70% in each joint venture.
    Subsequent to the quarter-end, the Company issued $150 million of 10 year unsecured notes at an interest rate of 6.38%. The proceeds were used to repay the outstanding balance on the Company's line of credit and two short term notes.
    David Rogers, the Company's Chief Financial Officer, said, "We enjoyed a very good quarter. Many of our markets showed strong occupancy and revenue advances, we've acquired some terrific stores, and the new financing gives us even more opportunity to grow."

    OPERATIONS:

    Total Company net operating income for the first quarter grew 13.9% compared with the same quarter in 2005 to $23.5 million. This growth was the result of improved operating performance and the income generated by 14 stores acquired in 2005. Overall average occupancy for the quarter was 85.3% and average rent per square foot for the portfolio was $10.00.
    Revenues at the 266 stores owned and/or managed for the entire quarter in both years increased 6.8% over the first quarter of 2005, the result of a 3.4% increase in rental rates, a 250 basis point increase in average occupancy and a $190,000 increase in truck rental revenues and other income. Same store operating expenses rose 5.3% primarily as a result of increased maintenance costs and property taxes. As a result, same store net operating income improved by 7.6% over the 1st quarter of 2005.
    General and administrative costs increased by $491,000, primarily the cost of increased personnel hired to administer the 25 facilities acquired in 2005 and thus far this year, as well as staffing for expected additional acquisitions.
    Continued strong performance was shown at the Company's Louisiana and Florida stores, and the Atlanta and Houston markets have shown marked improvement. Stores in Boston, Pittsburgh and South Carolina have experienced slower than expected growth during the quarter.

    ACQUISITIONS:

    During the quarter, the Company acquired six stores totaling 350,000 sq. ft. at a total cost of $22.5 million. The stores are located in markets where the Company already has an operating presence
- four in Houston, TX, one in San Antonio, TX and one in Rochester, NY. In April, the Company acquired five more facilities in its existing markets of Lafayette, LA (4) and Manchester, NH. These stores were acquired at a total cost of $13 million and have 205,000 sq. ft. of rentable space.
    Effective April 1, 2006, the Company made additional investments of $8,475,000 in Locke Sovran I, LLC and Locke Sovran II, LLC that increased the Company's ownership to over 70% in each of these joint ventures. As a result of this transaction, starting with the second quarter of 2006, the Company will consolidate the accounts of Locke Sovran I, LLC in its financial statements. The accounts of Locke Sovran II, LLC are already included in the Company's financial statements as it is a majority controlled joint venture.

    CAPITAL TRANSACTIONS:

    During the quarter, the Company borrowed $25 million via a short-term bank note. The proceeds were used to acquire the above mentioned properties and to fund the ongoing expansion and enhancement program previously announced.
    Subsequent to the end of the quarter, the Company issued $150 million of ten year unsecured term notes via a private placement arranged by M & T Bank's Debt Capital Markets Group. Interest is payable semi-annually on the notes at a fixed rate of 6.38%. The proceeds were used to repay the Company's outstanding line of credit and other short term obligations and to fund second quarter acquisitions.
    During the quarter, the Company issued 69,331 shares through its Dividend Reinvestment Program, Direct Stock Purchase Plan and Employee Option Plan. A total of $3 million was received, and was used to fund part of the above mentioned acquisitions.
    The Company's Board of Directors authorized the repurchase of up to two million shares of the Company's common stock. To date, the Company has acquired approximately 1.2 million shares pursuant to the program. The Company expects such repurchases to be effected from time to time, in the open markets or in private transactions. The amount and timing of shares to be purchased will be subject to market conditions and will be based on several factors, including compliance with lender covenants and the price of the Company's stock. No assurance can be given as to the specific timing or amount of the share repurchases or as to whether and to what extent the share repurchase will be consummated. The Company did not acquire any shares in the quarter ended March 31, 2006.

    YEAR 2006 EARNINGS GUIDANCE:

    The Company expects conditions in most of its markets to remain stable, and estimates growth in net operating income on a same store basis to be between 4.5% and 5%.
    As previously announced, the Company has implemented a program that will add 450,000 to 600,000 square feet of rentable space at existing stores and convert up to an additional 250,000 to 300,000 square feet to premium (climate and humidity controlled) spaces over the next two years. The projected cost of these revenue enhancing improvements is estimated at between $32 and $40 million. In addition, the Company expects to accelerate refurbishments and renovations at many of its stores to improve curb appeal and office amenities. It is expected that as much as $15 million will be expended in 2006 on such improvements; $4.3 million was brought on line as of March 31, 2006.
    As opportunities arise, the Company may acquire self-storage facilities with high growth potential for its own portfolio, and may sell certain facilities depending on market conditions. For purposes of issuing 2006 guidance, the Company is forecasting accretive acquisitions of $100 million, opportunistic acquisitions of $20 million and no sales of existing facilities.
    Funding of the acquisitions and the above mentioned revenue enhancing and refurbishing improvements will be provided primarily from borrowings on the Company's line of credit, term note borrowings, issuance of common shares in the Company's Dividend Reinvestment Program and Stock Purchase Programs, and issuance of preferred stock.
    General and administrative costs are expected to increase as the Company adds properties and enters new markets.
    At March 31, 2006, all but $85 million of the Company's debt is either fixed rate or covered by rate swap contracts that essentially fix the rate. The Company's term note borrowing of $150 million in April repaid all of the variable rate debt, and subsequent borrowings that may occur will be pursuant to the Company's Line of Credit agreement at a floating rate of LIBOR plus 0.9%.
    Management expects funds from operations for 2006 to be between $3.20 and $3.25 per share. Funds from operations for the second quarter of 2006 are projected at between $.79 and $.81 per share.

    FORWARD LOOKING STATEMENTS:

    When used within this news release, the words "intends," "believes," "expects," "anticipates," and similar expressions are intended to identify "forward looking statements" within the meaning of that term in Section 27A of the Securities Act of 1933, and in
Section 21F of Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from those expressed or implied by such forward looking statements. Such factors include, but are not limited to, the effect of competition from new self storage facilities, which could cause rents and occupancy rates to decline; the Company's ability to evaluate, finance and integrate acquired businesses into the Company's existing business and operations; the Company's ability to form joint ventures and sell existing properties to those joint ventures; the Company's existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms; interest rates may fluctuate, impacting costs associated with the Company's outstanding floating rate debt; the regional concentration of the Company's business may subject it to economic downturns in the states of Florida and Texas; the Company's ability to effectively compete in the industries in which it does business; the Company's ability to successfully extend its truck leasing program and Dri-guard product roll-out; the Company's reliance on its call center; the Company's cash flow may be insufficient to meet required payments of principal and interest; and tax law changes which may change the taxability of future income.

    CONFERENCE CALL:

    Sovran Self Storage will hold its First Quarter Earnings Release Conference Call at 9:00 a.m. Eastern Daylight Time on Thursday, May 4, 2006. Anyone wishing to listen to the call may access the webcast via Sovran's homepage www.sovranss.com. The call will be archived for a period of 90 days after initial airing.

    Sovran Self Storage, Inc. is a self-administered and self-managed equity REIT whose business is acquiring, developing and managing self-storage facilities. The Company owns and/or operates 296 stores under the "Uncle Bob's Self Storage"(R) trade name in 21 states. For more information, please contact David Rogers, CFO or Diane Piegza, VP Corporate Communications at (716) 633-1850 or visit the Company's Web site.




SOVRAN SELF STORAGE, INC.
BALANCE SHEET DATA
(unaudited)

                                               March 31,  December 31,
(dollars in thousands)                            2006         2005
---------------------------------------------- ---------  -----------
Assets
  Investment in storage facilities:
     Land                                      $ 167,934  $  162,900
     Building and equipment                      754,132     731,080
                                                ---------  ----------
                                                 922,066     893,980
     Less: accumulated depreciation             (136,153)   (130,550)
                                                ---------  ----------
  Investment in storage facilities, net          785,913     763,430
  Cash and cash equivalents                        6,326       4,911
  Accounts receivable                              1,402       1,643
  Receivable from related parties                     75          75
  Notes receivable from joint ventures             2,763       2,780
  Investment in joint ventures                       777         825
  Prepaid expenses                                 3,416       3,075
  Fair value of interest rate swap agreements      3,500       1,411
  Other assets                                     6,279       6,226
                                                ---------  ----------
     Total Assets                              $ 810,451  $  784,376
                                                =========  ==========

Liabilities
  Line of credit                               $  90,000  $   90,000
  Term notes                                     225,000     200,000
  Accounts payable and accrued liabilities         9,789      10,865
  Deferred revenue                                 4,583       4,227
  Accrued dividends                               10,870      10,801
  Mortgages payable                               48,891      49,144
                                                ---------  ----------
     Total Liabilities                           389,133     365,037

  Minority interest - Operating Partnership       11,001      11,132
  Minority interest - Locke Sovran II, LLC        13,921      14,122

Shareholders' Equity
  8.375% Series C Convertible Cumulative
   Preferred Stock                                26,613      26,613
  Common stock                                       188         187
  Additional paid-in capital                     468,185     466,839
  Unearned restricted stock                            -      (1,838)
  Dividends in excess of net income              (74,903)    (71,995)
  Accumulated other comprehensive income           3,488       1,454
  Treasury stock at cost                         (27,175)    (27,175)
                                                ---------  ----------
     Total Shareholders' Equity                  396,396     394,085
                                                ---------  ----------

  Total Liabilities and Shareholders' Equity   $ 810,451  $  784,376
                                                =========  ==========




CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
                                      January 1, 2006  January 1, 2005
(dollars in thousands,                       to               to
 except share data)                    March 31, 2006   March 31, 2005
                                      --------------------------------


Revenues:
  Rental income                          $     35,483    $     31,211
  Other operating income                        1,174             938
                                          ------------    ------------
     Total operating revenues                  36,657          32,149

Expenses:
  Property operations and maintenance           9,648           8,500
  Real estate taxes                             3,501           3,017
  General and administrative                    3,438           2,947
  Depreciation and amortization                 5,622           5,037
                                          ------------    ------------
     Total operating expenses                  22,209          19,501
                                          ------------    ------------

Income from operations                         14,448          12,648

Other income (expense)
  Interest expense                             (5,700)         (4,672)
  Interest income                                 150              98
  Minority interest - Operating
   Partnership                                   (235)           (239)
  Minority interest - Locke Sovran II, LLC       (143)            (92)
  Equity in income of joint ventures               75              25
                                          ------------    ------------

Net Income                                      8,595           7,768
Preferred stock dividends                        (628)         (1,256)
                                          ------------    ------------
Net income available to common
 shareholders                            $      7,967    $      6,512
                                          ============    ============

    Earnings per common share - basic    $       0.45    $       0.41
                                          ============    ============

    Earnings per common share - diluted  $       0.45    $       0.40
                                          ============    ============

Common shares used in basic
    earnings per share calculation         17,543,154      16,037,627

Common shares used in diluted
    earnings per share calculation         17,612,478      16,187,848

Dividends declared per common share      $     0.6150    $     0.6050
                                          ============    ============





COMPUTATION OF FUNDS FROM OPERATIONS (FFO) (1) - (unaudited)

                                       January 1, 2006 January 1, 2005
(dollars in thousands, except                to              to
share data)                            March 31, 2006   March 31, 2005
                                      --------------------------------


Net income                              $      8,595     $      7,768
Minority interest in income                      378              331
Depreciation of real estate and
 amortization of intangible assets
 exclusive of deferred financing fees          5,622            5,056
Depreciation and amortization from
 unconsolidated joint ventures                   121              118
Preferred dividends                             (628)          (1,256)
Funds from operations allocable to
 minority interest in Operating
 Partnership                                    (365)            (349)
Funds from operations allocable to
 minority interest in Locke
 Sovran II, LLC                                 (399)            (341)
                                         ------------     ------------
Funds from operations available to
 common shareholders                          13,324           11,327
FFO per share - diluted (a)             $       0.75     $       0.70

Common shares - diluted                   17,612,478       16,187,848
Common shares if Series C Preferred
 Stock is converted                          920,244              (a)
                                         ------------    -------------
Total shares used in FFO per share
 calculation (a)                          18,532,722       16,187,848


(1) We believe that Funds from Operations ("FFO") provides relevant and meaningful information about our operating performance that is necessary, along with net earnings and cash flows, for an understanding of our operating results. FFO adds back historical cost depreciation, which assumes the value of real estate assets diminishes predictably in the future. In fact, real estate asset values increase or decrease with market conditions. Consequently, we believe FFO is a useful supplemental measure in evaluating our operating performance by disregarding (or adding back) historical cost depreciation.

Funds from operations is defined by the National Association of Real Estate Investment Trusts, Inc. ("NAREIT") as net income computed in accordance with generally accepted accounting principles ("GAAP"), excluding gains or losses on sales of properties, plus depreciation and amortization and after adjustments to record unconsolidated partnerships and joint ventures on the same basis. We believe that to further understand our performance, FFO should be compared with our reported net income and cash flows in accordance with GAAP, as presented in our consolidated financial statements.

Our computation of FFO may not be comparable to FFO reported by other REITs or real estate companies that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently. FFO does not represent cash generated from operating activities determined in accordance with GAAP, and should not be considered as an alternative to net income (determined in accordance with GAAP) as an indication of our performance, as an alternative to net cash flows from operating activities (determined in accordance with GAAP) as a measure of our liquidity, or as an indicator of our ability to make cash distributions.

(a) Preferred stock dividends were excluded from the 2005 FFO per share calculation because of the dilutive effect of the Series C Convertible Preferred Stock under the "if converted" method. The Series C Convertible Preferred Shares are convertible into 920,244 common shares on a weighted basis for the quarter ended March 2006. These shares have been added to the diluted shares outstanding to calculate the FFO per share in 2006. The "if converted" method was not used in the March 31, 2005 FFO per share calculation or the 2005 and 2006 earnings per share calculation because it would have had an antidilutive effect.







QUARTERLY SAME STORE     January 1, 2006   January 1, 2005
 DATA (2)                       to                to        Percentage
(dollars in thousands)   March 31, 2006     March 31, 2005    Change
                        ----------------------------------------------

Revenues:
  Rental income          $        34,123    $       32,069        6.4%
  Other operating income           1,071               882       21.4%
                          ---------------    -------------- ----------
     Total operating
      revenues                    35,194            32,951        6.8%

Expenses:
  Property operations,
   maintenance, and real
   estate taxes                   12,339            11,713        5.3%
                          ---------------    -------------- ----------

Operating income         $        22,855    $       21,238        7.6%

(2) Includes the 266 stabilized stores owned and/or managed by the Company for the entire periods presented.




OTHER DATA

                                  Same Store (2)        All Stores
                               ------------------  -----------------
                                  2006      2005      2006      2005
                                -------    ------   --------  -------

Weighted average quarterly
 occupancy                         86.5%     84.0%      85.3%    83.6%

Occupancy at March 31              86.6%     84.3%      85.4%    83.9%

Rent per occupied square foot   $  9.86    $ 9.54   $  10.00  $  9.53




Investment in Storage Facilities:
------------------------------------------------------------
The following summarizes activity in storage facilities during the three months ended March 31, 2006:

Beginning balance                                            $893,980
  Property acquisitions                                        22,451
  Improvements and equipment additions:
      Dri-guard / climate control installations                   544
      Expansions                                                2,845
      Roofing, paving, painting, and equipment:
          Stabilized stores                                     1,837
          Recently acquired and Locke Sovran II stores            440
      Rental trucks                                                 -
  Dispositions                                                    (31)
                                                             ---------
Storage facilities at cost at period end                     $922,066
                                                             =========




                                        March 31, 2006  March 31, 2005
                                        ------------------------------

Common shares outstanding at March 31      17,674,724      16,084,820
Operating Partnership Units outstanding
 at March 31                                  477,802         494,269




    CONTACT: Sovran Self Storage, Inc.
             David Rogers or Diane Piegza
             716/633-1850